EXHIBIT 10.1

CROSS COUNTRY HEALTHCARE, INC.

March 20, 2013

Mr. William J. Grubbs
407 Beacon Street
Boston, MA  02115

Dear Mr. Grubbs:

Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), hereby agrees to employ you, and you hereby agree to accept such employment, under the following terms and conditions:

1.         Term of Employment.

(a)      Except for earlier termination as provided in Section 9 below, your employment under this Agreement will be for an initial term commencing on April 1, 2013 (the “Effective Date”) and terminating on March 31, 2016 (the “Initial Term”).

(b)      On the day following the last day of the Initial Term and each anniversary thereof, the term of this Agreement will be automatically renewed for successive renewal terms of one year each, subject to earlier termination as provided in Section 9 below, unless at least 90 days’ prior to the last day of the Initial Term or any such anniversary date either party will have given to the other party written notice of its intention not to renew this Agreement.  The period of time between the Effective Date and the termination of your employment hereunder will be referred to herein as the “Employment Term.”

2.         Compensation.

(a)      You will be compensated for all services rendered by you under this Agreement at the rate of (a) for the period from the Effective Date through the date you are appointed Chief Executive Officer of the Company in accordance with Section 3, $500,000 per annum and (b) on and following the date you are appointed Chief Executive Officer of the Company in accordance with Section 3, $550,000 per annum, payable in such manner as is consistent with the Company’s payroll practices for executive employees.  Prior to each anniversary of the Effective Date, the Company’s Board of Directors (the “Board”), or Compensation Committee of the Board (the “Compensation Committee”), will review and consider in its sole discretion whether to increase the base salary payable to you hereunder.  Your annual rate of base salary as determined herein from time to time, is hereinafter referred to as the “Base Salary”.

(b)      For each calendar year during the Employment Term, you will be eligible to receive an annual bonus in an amount of up 100% of your Base Salary for the applicable year based on the level of achievement performance goals to be established by the Compensation Committee for such year.  The level of the performance goals achieved and the amount of the bonus will be determined by the Compensation Committee in its sole discretion.  Any bonuses will be paid by the Company no later than March 15 of the year immediately following the applicable bonus period.  You must be employed by the Company or its affiliates on the day any bonus is paid to earn any part of that bonus.  Your bonus for 2013, if any, will be pro rated, determined by multiplying the amount of such bonus which would be due for the 2013 by a fraction, the numerator of which is 285 and the denominator of which is 365.

(c)      Subject to the approval of the Compensation Committee and your actual commencement of employment, on the Effective Date you will receive the following long term incentive awards pursuant to the Company’s 2007 Stock Incentive Plan and subject to the provisions of the Company’s standard equity award agreements:

(x)      a grant of a number of restricted shares of the Company’s common stock equal to Two Hundred Fifty Thousand Dollars ($250,000) divided by the closing price of the Company’s common stock (the “Common Stock”) on April 1, 2013 (the “Restricted Shares”) ; and

(y) a grant of 50,000 non-tandem stock appreciation rights with a reference price equal to the closing price of the Company’s common stock on April 1, 2013 (the “SARs”).

The Restricted Shares will vest as set forth in the Restricted Stock Agreement to be entered into between you and the Company following the Effective Date.  The SARs will vest and become exercisable in equal annual installments on each anniversary of the Effective Date over a four year period subject to your continuous employment by the Company or its affiliates through the applicable vesting date.

  3.     Duties.

         (a)     You will initially serve as the President and Chief Operating Officer of the Company, subject to the direction and control of, and reporting to, the Company’s Chief Executive Officer and the Board.  On or prior to July 31, 2013, the Board will appoint you to serve as, and for the remainder of the Employment Term you will serve as, the Chief Executive Officer of the Company, subject to the direction and control of, and reporting directly to, the Board.  In addition, during the Employment Period, the Company will nominate you to serve as a member of Board.  Your principal office will be located at the Company’s principal office in Boca Raton, Florida.

         (b)     You will devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries, if any.

         (c)     You will, except as otherwise provided herein, be subject to the Company’s rules, practices and policies applicable to the Company’s senior executive employees.

4.      Benefits.  You will be entitled to such benefits, if any, as are generally provided by the Company to its employees, subject to satisfying the applicable eligibility requirements.  The foregoing, however, will not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof will affect this Agreement.

5.      Expenses.  The Company will reimburse you for reasonable expenses, including travel expenses, incurred by you in connection with the business of the Company upon the presentation by you of appropriate substantiation for such expenses in accordance with the Company’s expense reimbursement policy.  The Company will pay on your behalf or reimburse you for the relocation expenses set forth on Exhibit A attached hereto; provided, however, that the Company’s aggregate obligations for such relocation expenses will in no event exceed $200,000.  In addition, the Company will reimburse you for the reasonable legal fees incurred by you in connection with the negotiation of this Agreement.

6.      Restrictive Covenants.

        (a)       Non-Competition.  During such time as you will be employed by the Company, and for a period of one year thereafter, you will not, without the written consent of the Board, directly or indirectly become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, agent of or consultant for, any business which is conducted in any of the jurisdictions in which the Company’s business is conducted and which is competitive with the business in which the Company is engaged; provided, however, that nothing herein will prevent you from acquiring up to 3% of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided your involvement with any such company is solely that of a stockholder.

         (b)       Non-Interference.  You agree that during such time as you will be employed by the Company, and for a period of two years thereafter you will not without the written consent of the Board, for your own account or for the account of any other person, interfere with the Company’s relationship with any of its suppliers, customers or employees.

        (c)       Reformation.  The parties hereto intend that the covenants contained in this Section 6 will be deemed a series of separate covenants for each country, state, county and city in which the Company’s business is conducted.  If, in any judicial proceeding, a court will refuse to enforce all the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the countries, states, counties and cities therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced to the maximum extent permitted in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.  For purposes of Section 6, the term “Company” will include the Company and each subsidiary of the Company.

7.     Confidentiality, Non-Interference and Proprietary Information.

        (a)       Confidentiality.  In the course of your employment by the Company hereunder, you will have access to confidential or proprietary data or information of the Company and its operations.  You will not at any time divulge or communicate to any person nor will you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such data or information.  The provisions of this Section 7(a) will survive your employment hereunder, whether by the normal expiration thereof or otherwise.  The term “confidential or proprietary data or information” as used in this Agreement will mean information not generally available to the public or generally known within the relevant industry, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

       (b)       Proprietary Information and Disclosure.  You agree that you will at all times promptly disclose to the Company (which, for the purposes of this Section 7, will include the Company and any subsidiaries and affiliates of the Company), in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of the Company and any subsidiaries or affiliates (“Intellectual Property”).  You agree that all such Intellectual Property will be the sole property of the Company.  You further agree that you will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.

        (c)       Return of Property.  All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, will be the sole property of the Company, and upon termination of your employment, or upon request of the Company during your employment, you will promptly deliver same to the Company.  In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents.

8.     Equitable Relief.  With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company will be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

9.     Earlier Termination.  Your employment hereunder will terminate prior to the expiration of the Initial Term (or any renewal term, in the event of renewal) on the following terms and conditions:

        (a)     This Agreement will terminate automatically on the date of your death.

        (b)     The Company may terminate your employment upon notice if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability.  The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance.

        (c)     This Agreement will terminate immediately upon the Company’s sending you written notice terminating your employment hereunder for Cause.  “Cause” means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your admission, confession, pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office.

       (d)     This Agreement will terminate immediately upon (x) the Company’s sending you written notice terminating your employment hereunder without Cause for any reason or for no reason, or (y) your delivery to the Company of a written notice of your resignation for Good Reason.  “Good Reason” means, if without your written consent, any of the following events occurs that are not cured by the Company within 30 days of written notice specifying the occurrence such Good Reason event, which notice will be given by you to the Company within 90 days after the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities; (ii) a material diminution in your Base Salary; (iii) a relocation of your principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of this Agreement by the Company.  Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred.  Upon a termination of your employment by the Company without Cause other than due to a non-renewal of the Agreement by the Company in accordance with Section 1(b), or your resignation for Good Reason, the Company’s sole obligation to you will be to pay or provide to you the Accrued Amounts (as defined below) and, subject to Section 9(f), to pay you (i) continued payments of the Base Salary in accordance with the Company’s regular payroll practices for a period of 12 months following the date of termination and (ii) a Pro Rata Portion (as hereinafter defined) of the bonus, if any, earned by you with respect to the calendar year in which such termination occurred (collectively, the “Severance Payments”); provided, that the first payment of the Severance Payment due pursuant to clause (i) of this sentence will be made on the 90th day after the date of termination, and will include payments that were otherwise due prior thereto and provided, further, that the Severance Payment, if any, due pursuant to clause (ii) of this sentence will be made promptly following the completion of the audit for such calendar year.  “Pro Rata Portion” shall mean a fraction, the numerator of which is the number of days elapsed in the calendar year of termination prior to the date of termination, and the denominator of which is 365.  Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company’s Executive Severance Plan (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the “Severance Plan”) you will cease to be eligible for the Severance Payments and the Company sole obligation will be to pay you the amounts and provide you with the benefits provided in the Severance Plan subject to the terms and conditions thereof(i).

       (e)     Except as specifically set forth in Section 9(d) above, upon termination of your employment for any reason, the Company’s obligations hereunder will cease other than to provide you with (collectively, the “Accrued Amounts”):

                (i)  any unpaid Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices;

               (ii)  reimbursement for any unreimbursed business expenses incurred through the date of termination paid promptly in accordance with Sections 5 and 17(b)(iv);

               (iii)  payment for any accrued but unused vacation and sick time in accordance with Company policy, payable within thirty (30) days following the termination of the your employment; and

               (iv)  all other applicable payments or benefits to which the you may be entitled under, and paid or provided in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

        (f)    The Severance Payments will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.

10.     Representation and Warranty.  The execution, delivery and performance of this Agreement by you will not conflict with or result in a violation of any agreement to which you are a party or any law, regulation or court order applicable to you.

11.     Effectiveness; Entire Agreement; Modification.  This Agreement constitutes the full and complete understanding of the parties and will, on the Effective Date, supersede all prior agreements between the parties with respect to your employment arrangements.  No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein, or any others are specifically waived.  This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

12.     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.     Waiver of Breach.  The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, will not operate as or be construed as a waiver of any subsequent breach.

14.     Notices.  All notices hereunder will be in writing and will be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Company’s records, and if to the Company to:

Cross Country Healthcare, Inc 6551 Park of Commerce Boulevard, N.W Boca Raton, FL 33487 Attention: General Counsel

15.     Assignability; Binding Effect.  This Agreement is personal to you and may not be assigned by you.  This Agreement will be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and will be binding upon and inure to the benefit of the Company, its successors and assigns.

16.     Governing Law.  All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed and governed in accordance with the laws of the State of Florida, without regard to the conflicts or choice of law provisions thereof.

17.         Tax Matters.

             (a)   WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (b)   SECTIONS 409A.

     (i)     Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with the foregoing.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

     (ii)    Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on your date of termination you are deemed to be a “specified employee” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of your employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided to you in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (i) the date which is six months and one day after your separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits will be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

     (iii)     Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of your employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service” and the date of such separation from service will be the date of termination for purposes of any such payment or benefits.

     (iv)     Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement will be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.  With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

     (v)     Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period will be within the sole discretion of the Company.

     (vi)     With regard to any installment payments provided for under this Agreement, each installment thereof will be deemed a separate payment for purposes of Code Section 409A.

18.         Headings.  The headings of this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

19.         Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20.         Review of this Agreement.  You acknowledge that you have (a) carefully read this Agreement, (b) had an opportunity to consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this will constitute the employment agreement between you and the Company effective and for the term as stated herein.

CROSS COUNTRY HEALTHCARE, INC.

By:
Joseph A. Boshart, President

Agreed as of the date
first above written:

________________________
William J. Grubbs

EXHIBIT A

       2 house hunting trips.
       $5,000 per month for temporary housing.
       Transport of one car from Seattle and one car from Boston (covered).
       Packing and shipping of household goods from Seattle and Boston.
       Closing costs including realtor fees for sale of Boston home; provided, however, the Company shall only be required to reimburse for 50% of realtor fees.
       Closing costs for acquiring a home in South Florida.